Exhibit 2.1

AMENDMENT TO STOCK PURCHASE AGREEMENT

This AMENDMENT TO STOCK PURCHASE AGREEMENT (this “Amendment”) is entered into as of December 30, 2021, by and between Inpixon, a Nevada corporation (the “Purchaser”), and Leon Papkoff, as Sellers’ Representative under the Purchase Agreement (as defined below) (the “Sellers’ Rep”). All capitalized terms that are used and not defined elsewhere in this Amendment shall have the respective meanings ascribed to them in the Purchase Agreement (as defined below).

WHEREAS, the Purchaser entered into that certain Stock Purchase Agreement, dated as of April 30, 2021 (the “Purchase Agreement”), with Design Reactor, Inc., dba The CXApp, a California corporation, each of the Sellers set forth on the signature pages attached thereto and each other Person who owns Shares and executed a Joinder to Stock Purchase Agreement and the Sellers’ Rep;

WHEREAS, pursuant to the terms of the Purchase Agreement, the Purchaser may issue up to an aggregate of 11,061,939 shares of its common stock, valued at the Closing Price, to certain Sellers in satisfaction of the Earnout Payment;

WHEREAS, pursuant to Section 11.6 of the Purchase Agreement, the Purchaser and the Sellers’ Rep have the authority to amend the provisions of the Purchase Agreement without further consent of the other parties thereto; and

WHEREAS, the Purchaser and the Sellers’ Rep desire to amend the Purchase Agreement as set forth herein.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the parties hereto agree as follows:

1. Amendment to Earnout Target and Earnout Period. Section 1.8(a) of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“Earnout Target and Earnout Period. If Purchaser (including its subsidiaries) records revenue (as determined in accordance with GAAP) from the sale of Company Products as provided in Purchaser’s periodic reports filed with the U.S. Securities and Exchange Commission (“Revenue”), of at least Four Million Two Hundred Thousand Dollars ($4,200,000) (the “Earnout Target”) from the Closing Date through December 31, 2021 (the “Earnout Period”), on or prior to the Earnout Payment Date (as defined below), Purchaser shall make the Earnout Payment to the Selected Sellers, which shall be subject to and conditioned upon each individual Selected Seller’s continued active employment or service with the Company through the Earnout Period. Any Selected Seller no longer actively employed or providing services to the Company on the last day of the Earnout Period shall not be eligible to earn any part of the Earnout Payment, and the Earnout Payment shall be subject to a proportional re-allocation to the Selected Sellers that continue to be actively employed or providing services to the Company.”

2. Amendment to Earnout Reports; Earnout Payment Date. The first sentence of Section 1.8(c) of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“Within thirty (30) days following the end of the Earnout Period, Purchaser shall prepare and deliver to the Sellers’ Representative a report (the “Earnout Report”) setting forth its determination of whether and to what extent an Earnout Payment is due, and the resulting Earnout Payment shall be made to the Selected Sellers with continued active employment or service with the Company through the end of the Earnout Period on any regularly scheduled payroll payment date occurring within ninety (90) days following the end of the Earnout Period (“Earnout Payment Date”).”

3. Amendment to Acceleration of Earnout Payment. Section 1.8(f) of the Purchase Agreement is hereby amended by deleting subsection (i) and renumbering the remaining subsections thereof to reflect such deletion.

4. No Other Amendments. Unless expressly amended by this Amendment, the terms and provisions of the Purchase Agreement shall remain in full force and effect.

5. Conflicting Terms. Wherever the terms and conditions of this Amendment and the terms and conditions of the Purchase Agreement are in conflict, the terms of this Amendment shall be deemed to supersede the conflicting terms of the Purchase Agreement.

6. Titles and Subtitles. The titles of the sections and subsections of this Amendment are for convenience and reference only and are not to be considered in construing this Amendment.

7. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the Laws of the State of New York without regard to the choice of law principles thereof.

8. Counterparts. This Amendment may be executed in one or more counterparts and, if executed in more than one counterpart, the executed counterparts shall each be deemed to be an original and all such counterparts shall together constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed and delivered this Amendment as of the date first written above.

Inpixon

By:	/s/ Nadir Ali
Name:	Nadir Ali
Title:	CEO

Leon Papkoff, in his capacity as
SELLERS’ REPRESENTATIVE

By:	/s/ Leon Papkoff
Name:	Leon Papkoff

[Signature Page to Amendment to Stock Purchase Agreement]

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